                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Quality Dining, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                             QUALITY DINING, INC.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 9, 1999


     The annual meeting of shareholders of Quality Dining, Inc. will be held at Quality Dining, Inc., 4220 Edison Lakes Parkway, Mishawaka, Indiana, on Tuesday, March 9, 1999, at 10:00 a.m., Mishawaka time, for the following purposes:

     (1) To elect one Director to serve until the 2002 annual meeting of shareholders and until his successor is elected and has qualified;

     (2) To approve the appointment of PricewaterhouseCoopers LLP as auditors for the Company for fiscal 1999; and

     (3) To transact such other business as may properly come before the meeting.

     All shareholders of record at the close of business on January 20, 1999 will be eligible to vote.

     It is important that your shares be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, you may revoke your proxy and vote in person.




                                 John C. Firth, Secretary

                             QUALITY DINING, INC.


                           4220 Edison Lakes Parkway
                            Mishawaka, Indiana 46545


                                PROXY STATEMENT


                         Annual Meeting of Shareholders
                                 March 9, 1999


     This statement is being furnished to shareholders on or about February 5, 1999, in connection with a solicitation by the Board of Directors of Quality Dining, Inc. (the "Company") of proxies to be voted at the annual meeting of shareholders to be held at 10:00 a.m., Mishawaka time, Tuesday, March 9, 1999, at Quality Dining, Inc., 4220 Edison Lakes Parkway, Mishawaka, Indiana, for the purposes set forth in the accompanying Notice.

     At the close of business on January 20, 1999, the record date for the meeting, there were 12,599,444 shares of Common Stock of the Company outstanding and entitled to vote at the meeting. On all matters, including the election of Directors, each shareholder will have one vote for each share held.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. If a shareholder executes more than one proxy, the proxy having the latest date will revoke any earlier proxies. A shareholder attending the meeting will be given the opportunity to revoke his or her proxy and vote in person.

     Unless revoked, a proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy, or, if no instructions are given, for the election as Directors of all nominees listed under Proposal 1 and for Proposal 2. Election of Directors will be determined by the vote of the holders of a plurality of the shares voting on such election. Approval of Proposal 2 will be subject to the vote of the holders of a greater number of shares favoring approval than those opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. As a result, with respect to all of the proposals, neither broker non-votes nor abstentions on such proposals will affect the determination of whether such proposals will be approved.

     The Board of Directors knows of no matters, other than those described in the attached Notice of Annual Meeting, which are to be brought before the meeting. If other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

     The cost of the solicitation of proxies will be borne by the Company.

                             ELECTION OF DIRECTORS

Nominees

     Currently, the Board of Directors of the Company consists of seven Directors divided into three classes. Two classes contain two Directors each, with the remaining class containing three Directors. The term of one class of Directors expires each year. Generally, each Director serves until the annual meeting of shareholders held in the year that is three years after such Director's election and until such Director's successor is elected and has qualified.

     One Director is to be elected at the meeting. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of Mr. Christopher J. Murphy III, whose term expires this year. He has been nominated by the Board of Directors for reelection as a Director for a term to expire at the 2002 annual meeting of shareholders and until his successor is elected and has qualified. If Mr. Murphy is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as Director as they may in their discretion determine, in which event the shares will be voted for such other person. Mr. William R. Schonsheck, whose term also expires this year, has chosen not to stand for reelection at the 1999 annual meeting of shareholders.

     The Company's By-Laws provide for a Board of Directors consisting of seven members. Following the meeting, and assuming the election of Mr. Murphy, six Directors will continue to serve on the Board of Directors and one vacancy will exist. The accompanying form of proxy cannot be voted for a greater number of persons than the one nominee for Director listed below. Although the Board of Directors may elect other Directors to the Board at a later date, there is no present intention to do so.

     Unless otherwise indicated in a footnote to the following table, the principal occupation of each Director or nominee has been the same for the last five years, and such person possesses sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by such person. Messrs. Daniel B. Fitzpatrick, James K. Fitzpatrick and Gerald O. Fitzpatrick are brothers. There is no family relationship between any other of the Directors or executive officers of the Company.

                                                                                                  Shares
                                                                                               Beneficially
                                                                                                 Owned on
                                                     Principal                    Director     November 25,       Percent
           Name               Age                   Occupation                     Since          1998           of Class
-------------------------- -------- --------------------------------------------- -------- -------------------- ----------

                                                      NOMINEE FOR DIRECTOR
                      (Nominee for three-year term to expire at the annual meeting of shareholders in 2002)
Christopher J. Murphy III     52    President, Chief Executive Officer and          1994      24,137  (1)(2)        *
                                    director of 1st Source Corporation (publicly
                                    held diversified bank holding company) (3)

                                                                                                  Shares
                                                                                               Beneficially
                                                                                                 Owned on
                                                     Principal                    Director     November 25,       Percent
           Name               Age                   Occupation                     Since          1998           of Class
-------------------------- -------- --------------------------------------------- -------- -------------------- ----------
                                                  DIRECTORS CONTINUING IN OFFICE

                                     (Term expiring at annual meeting of shareholders in 2000)

Arthur J. Decio               68    Chairman of the Board and Director of          1994         13,000(1)           *
                                    Skyline Corporation (publicly held
                                    manufacturer of manufactured housing
                                    and recreational vehicles) (4)

Daniel B. Fitzpatrick         41    Chairman of the Board, President and           1990      2,391,755(5)(6)      18.8%
                                    Chief Executive Officer of the
                                    Company (7)

                                     (Term expiring at annual meeting of shareholders in 2001)

James K. Fitzpatrick          43    Senior Vice President and Chief                1990        350,756(5)(8)       2.8%
                                    Development Officer of the Company

Ezra H. Friedlander           57    Judge, Indiana Court of Appeals (9)            1995        505,131(10)(11)     3.9%

Steven M. Lewis               49    President, Chief Executive Officer             1994         13,250(1)(12)       *
                                    and director of U.S. Restaurants,
                                    Inc. (restaurant management company)
                                    (13)

______________

*   Less than 1%.

(1) Includes presently exercisable stock options to purchase 10,000 shares, granted under the Company's Outside Directors Stock Option Plan ("Outside Directors Plan").

(2) Includes 1,785 shares held by Mr. Murphy's minor children and 1,000 shares held by certain retirement plans in which Mr. Murphy is a participant. Also includes 5,000 shares held in a trust over which Mr. Murphy has investment control.

(3) Mr. Murphy also serves on the Board of Directors of Comair Holdings, Inc., an air transportation holding company.

(4) Mr. Decio also serves on the Board of Directors of NIPSCO Industries, Inc., a public utility holding company, and as Director Emeritus of St. Joseph Capital Corporation, a bank holding company.

(5) Does not include shares subject to stock options which are not exercisable within 60 days.

(6) Includes presently exercisable stock options to purchase 137,746 shares, granted by the Company.

(7) Mr. Daniel B. Fitzpatrick also serves on the Board of Directors of 1st Source Corporation, a publicly held diversified bank holding company.

(8) Includes presently exercisable stock options to purchase 40,268 shares, granted by the Company.

(9) Mr. Friedlander has been a significant shareholder of the Company or certain of its predecessors since 1982.

(10) Includes presently exercisable stock options to purchase 8,000 shares, granted under the Company's Outside Directors Plan.

(11) Includes 14,200 shares held in a trust of which Mr. Friedlander is the trustee with investment control and the income beneficiary and 15,000 shares owned by Mr. Friedlander's spouse.

(12) Includes 500 shares held in a trust for the benefit of Mr. Lewis' minor children.

(13) Mr. Lewis also serves on the Board of Directors of Commerce Bancorp, Inc., a bank holding company.


     The Board of Directors recommends a vote FOR the nominee listed above.


Meetings and Committees

     During fiscal 1998, the Board of Directors of the Company held five meetings. During the period in fiscal 1998 for which he served as a Director, each of the Company's Directors attended at least 75% of the meetings of the Board of Directors and each committee on which he served. The Board of Directors does not have a nominating committee.

     The Company has an Executive Committee, an Audit Committee and a Compensation and Stock Option Committee (the "Compensation Committee"). The Executive Committee consists of Messrs. Daniel B. Fitzpatrick, Steven M. Lewis and Christopher J. Murphy III. The Audit Committee consists of Messrs. Murphy (Chairman), Decio and Lewis. The Compensation Committee consists of Messrs. Lewis (Chairman), Decio and Murphy. The Executive Committee has authority to act on behalf of the Board of Directors between meetings and, with certain exceptions, the authority to take all actions that the full Board could take. The Audit Committee is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, establishing and monitoring the Company's financial policies and control procedures, reviewing and monitoring the provision of non-audit services by the Company's auditors and reviewing all potential conflict of interest situations. See "Certain Transactions." The Compensation Committee is responsible for reviewing, determining and establishing the salaries, bonuses and other compensation of the executive officers of the Company and for administering the 1993 Stock Option and Incentive Plan ("1993 Stock Option Plan") and the 1997 Stock Option and Incentive Plan ("1997 Stock Option Plan").

     During fiscal 1998, the Audit Committee and the Compensation Committee each held five meetings and the Executive Committee did not meet.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who own more than 10% of Common Stock, to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 1998, all filing requirements applicable to its executive officers, Directors and greater than 10% shareholders were complied with, except that John C. Firth, James K. Fitzpatrick, William R. Schonsheck, Gerald O. Fitzpatrick, Scott C. Smith, David
M. Findlay, Marti'n L. Miranda, Michael J. Wargo, Arthur J. Decio, Ezra H. Friedlander, Steven M. Lewis and Christopher J. Murphy III failed to timely file Form 5's to report stock options that were granted in fiscal 1998, Patrick J. Barry failed to timely file a Form 3, Ezra H. Friedlander failed to timely report three other transactions and William R. Schonsheck failed to timely report one other transaction.


Executive Officers

     As used throughout this Proxy Statement, the term "executive officers" refers to Daniel B. Fitzpatrick, Chairman, President and Chief Executive Officer; John C. Firth, Executive Vice President, General Counsel and Secretary; James K. Fitzpatrick, Senior Vice President and Chief Development Officer; William R. Schonsheck, Senior Vice President, Chief Operating Officer of Burger King Division; Gerald O. Fitzpatrick, Senior Vice President, Burger King Division; Scott C. Smith, Senior Vice President, Full Service Dining Division; David M. Findlay, Senior Vice President, Finance and Treasurer; Patrick J. Barry, Senior Vice President, Administration and Information Technology; Robert
C. Hudson, Vice President, Grady's American Grill Division; Marti'n L. Miranda, Vice President, Controller and Assistant Secretary; and Michael J. Wargo, Vice President, Director of Human Resources.

Legal Proceedings

     James T. Bies filed a shareholder derivative action in the United States District Court for the Southern District of Michigan on October 14, 1997. The complaint named as defendants 12 individuals who are current or former directors or officers of the Company. The complaint alleged that the individual defendants as directors breached fiduciary duties to the Company by approving certain transactions in 1997 involving loans to Bagel Acquisition Corporation that allegedly benefited Daniel B. Fitzpatrick, the Company's Chairman, President and Chief Executive Officer. The plaintiff also alleged that individual defendants participated in a "conspiracy to waste, dissipate, and improperly use funds, property and assets" of the Company for the benefit of Bagel Acquisition Corporation and Mr. Fitzpatrick. The plaintiff alleged that the Company and its shareholders had been damaged in an amount in excess of $28,000,000. The relief sought also included the appointment of a receiver, an accounting and attorney's fees. On April 27, 1998, the Court dismissed the complaint without prejudice, for failure to make a "demand" upon the Company's board of directors. By letter dated May 12, 1998, Mr. Bies has demanded that the Company pursue these claims against the defendants. In accordance with the Indiana Business Corporation Law, the board of directors has appointed a special committee to investigate the allegations and determine whether it is in the best interests of the Company to pursue this matter. The special committee consists of three of the Company's outside directors, Messrs. Decio, Lewis and Murphy (named defendants in the action) along with David T. Link, Dean of the Notre Dame Law

School. Subsequent to the establishment of the special committee, Mr. Bies refiled his action on July 30, 1998. As a result of its investigation of Mr. Bies' demand, the special committee has determined that the claims identified by Mr. Bies are without merit and that it would not be in the Company's best interests to pursue them. Therefore, on January 6, 1999, the special committee filed a motion to dismiss or alternatively for summary judgment.

     The Company and certain of its executive officers are defendants in a class action lawsuit filed in the United States District Court for the Northern District of Indiana. The complaint alleges, among other things, that the defendants violated Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder by failing to disclose various matters in connection with the Company's acquisition, development, financing and disposition of its bagel-related businesses. The putative class period in such actions is from June 7, 1996 to May 13, 1997 on which dates the price of the Company's common stock closed at $34.25 and $6.56, respectively. The plaintiffs are seeking, among other things, an award of unspecified compensatory damages, interest, costs and attorney's fees. The Company has filed a motion to dismiss the complaint which is presently pending before the Court. The Company believes that it and its executive officers have meritorious defenses to the allegations and it intends to vigorously defend against the allegations made in the complaints. However, there can be no assurance that the ultimate outcome of this or other actions (including other actions under federal or state securities laws) arising out of the Company's acquisition, development, financing and disposition of its bagel-related businesses will not have a material adverse effect on the Company's financial position or results of operations.

     In addition to the two matters described above, the Company and certain of its officers and directors are parties to various other legal proceedings relating to the Company's purchase, operation and financing of the Company's bagel-related businesses. These proceedings are described in more detail in the Company's Annual Report on Form 10-K and its Annual Report to Shareholders, a copy of which is being furnished to the Company's shareholders herewith. The Company is indemnifying its officers and directors with respect to all of the above proceedings.

               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

     The following table sets forth certain information regarding compensation paid or accrued during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during fiscal 1998 (the "Named Executive Officers").

                                                     SUMMARY COMPENSATION TABLE
                                                                                   Long Term Compensation
                                                            Annual Compensation            Awards
                                                         ------------------------- ------------------------
                                               Fiscal                                    Securities           All Other
        Name and Principal Position             Year       Salary      Bonus (1)    Underlying Options (2)   Compensation
-------------------------------------------- ---------- ------------ ------------- ------------------------ --------------
Daniel B. Fitzpatrick, Chairman, President      1998      $340,000     $      0                  0          $  4,773   (3)
and Chief Executive Officer                     1997       340,750            0             40,440             1,413   (4)
                                                1996       336,538      200,000            117,550               158   (4)


John C. Firth, Executive Vice President,        1998      $230,328     $ 91,800             20,000          $  4,905   (5)
General Counsel and Secretary                   1997       184,038       50,000             15,000                 0
                                                1996        57,211       15,000             20,000                 0


James K. Fitzpatrick, Senior Vice               1998      $185,288     $ 92,500             20,000          $  7,440   (6)
President and Chief Development Officer         1997       170,942       75,000              4,670             1,524   (4)
                                                1996       160,288       50,000             16,500               158   (4)


William R. Schonsheck, Senior Vice              1998      $224,808     $ 53,822             20,000          $203,914   (7)
President, Chief Operating Officer of           1997       198,808       47,500              4,200           200,303   (8)
Burger King Division                            1996       169,231       80,000              7,000           200,000   (9)


Gerald O. Fitzpatrick - Senior Vice             1998      $181,346     $ 96,250             20,000          $  6,056  (10)
President, Burger King Division                 1997       155,000       75,000              3,980             1,298   (4)
                                                1996       137,500       68,750             13,310             1,154   (4)

_______________

(1) Represents awards under the Company's bonus plan. To the extent the Company meets certain financial targets and performance targets established for the areas of the Company's operations under the supervision of the Named Executive Officer are met, the officer may receive a discretionary bonus. For fiscal 1998, fiscal 1997 and fiscal 1996, targeted performance levels and potential bonus awards were approved by the Compensation Committee. Bonus awards are accrued in the fiscal year earned, but typically paid in the following fiscal year.

(2) Options to acquire shares of Common Stock. The Company has never granted SAR's or restricted stock awards.

(3) Includes Company allocations to its discretionary, non-qualified deferred compensation plan of $2,158 and Company contributions to its discretionary, noncontributory profit sharing plan of $2,615. The Company's contributions to these plans on behalf of participants are determined at the discretion of the Board of Directors.

(4) Represents Company contributions under its discretionary, noncontributory profit sharing plan.

(5) Includes Company allocations to its discretionary, non-qualified deferred compensation plan of $4,480 and life insurance premiums of $425.

(6) Includes Company allocations to its discretionary, non-qualified deferred compensation plan of $4,269 and Company contributions to its discretionary, noncontributory profit sharing plan of $3,171.

(7) Of this amount $200,000 represents payments to Mr. Schonsheck pursuant to his non-competition agreement with the Company. See "--Employment and Non-Competition Agreements." The remaining $3,914 represents contributions to the Company's discretionary, noncontributory profit sharing plan.

(8) Of this amount $200,000 represents payments to Mr. Schonsheck pursuant to his non-competition agreement with the Company. See "--Employment and Non-Competition Agreements." The remaining $303 represents contributions to the Company's discretionary, noncontributory profit sharing plan.

(9) This amount represents payments to Mr. Schonsheck pursuant to his non-competition agreement with the Company. See "--Employment and Non-Competition Agreements."

(10) Includes Company allocations to its discretionary, non-qualified deferred compensation plan of $2,554 and Company contributions to its discretionary, noncontributory profit sharing plan of $3,502.


Employment and Non-Competition Agreements

     On August 14, 1995, the Company entered into separate employment and non-competition agreements with Mr. Schonsheck. Pursuant to the employment agreement, Mr. Schonsheck is to serve as Chief Operating Officer of the Company's Burger King Division. The employment agreement has a term of four years and provides for an initial annual base salary of $160,000, which is increased by at least $25,000 per year on August 14 of each of 1996, 1997 and 1998. In addition, Mr. Schonsheck is entitled to an annual bonus at least equal to 25% of his then annual base salary. Pursuant to the non-competition agreement, Mr. Schonsheck is prohibited from competing with the Company for a period of four years and is entitled to receive $200,000 per year. In connection with the execution of the agreements, the Company granted Mr. Schonsheck options to purchase an aggregate of 60,000 shares of Common Stock at an exercise price of $18.25 per share. The options are exercisable for a period of 10 years and vest in fourths on each of the first four anniversaries of the date of the employment agreement. The Company also agreed to nominate Mr. Schonsheck for election to the Board of Directors for so long as he remains an executive officer of the Company, but Mr. Schonsheck has chosen not to stand for reelection at the 1999 annual meeting of shareholders.

     In May of 1996, John C. Firth entered into a letter agreement with the Company in connection with his appointment as Senior Vice President, General Counsel and Secretary of the Company pursuant to which the Company has agreed to pay Mr. Firth an annual base salary of $175,000, $200,000 and $225,000 for each of the first three years of his employment, respectively. In addition, the Company agreed to pay him minimum annual bonuses of $50,000 and $25,000, respectively, in each of his first two years of employment. The Company also agreed to maintain a life insurance policy on Mr. Firth's life during his employment in the amount of $750,000. In the event of Mr. Firth's death, $500,000 of the benefits will be paid to his designated beneficiaries and the remaining $250,000 will be paid to the Company. Upon commencement of his employment, the Company also granted Mr. Firth options to purchase 20,000 shares of the Company's Common Stock at an exercise price of $32.185, the fair market value of the Company's stock on the date of grant.


Compensation of Directors

     During fiscal 1998, the Company paid Directors who are not employees of the Company an annual retainer of $8,000, plus $500 for each regular Board meeting attended and $750 for each special Board meeting attended and each committee meeting attended if the committee met on a day other than a Board meeting. All Directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No Director who is an officer or employee of the Company receives compensation for services rendered as a Director.

     In addition, under the Company's Outside Directors Plan, on May 1 of each year, each then non-employee Director of the Company automatically receives an option to purchase 2,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant. Each option will have a term of 10 years and will be exercisable six months after the date of grant. On May 1, 1998, each of Messrs. Decio, Friedlander, Lewis and Murphy received an option to purchase 2,000 shares of Common Stock at an exercise price of $4.28 per share.


Stock Options

     On December 17, 1993, the Directors and shareholders of the Company adopted the 1993 Stock Option Plan. The 1993 Stock Option Plan provides for awards of incentive and non-qualified stock options and shares of restricted stock to the officers and key employees of the Company. An aggregate of 1,000,000 shares of Common Stock are subject to the 1993 Stock Option Plan (subject to adjustment in certain events). As of October 25, 1998, options to purchase 594,440 shares of Common Stock were outstanding under the 1993 Stock Option Plan. No awards for additional shares of Common Stock will be made under the 1993 Stock Option Plan, although the terms of options granted pursuant to the 1993 Stock Option Plan may be modified.

     On February 14, 1997, the Board of Directors adopted, subject to shareholder approval, the 1997 Stock Option Plan. On March 26, 1997, the shareholders of the Company approved the adoption of the 1997 Stock Option Plan at the 1997 annual meeting of shareholders. The 1997 Stock Option Plan provides for awards of incentive and non-qualified stock options, shares of restricted stock, SAR's and performance stock to the officers and key employees of the Company. An aggregate of 1,100,000 shares of Common Stock are subject to the 1997 Stock Option Plan (subject to adjustment in certain events). As of October 25, 1998 options to purchase 472,560 shares of Common Stock were outstanding under the 1997 Stock Option Plan.

     The Company's Board of Directors and shareholders approved the Outside Directors Plan effective December 17, 1993. The Company's Outside Directors Plan reserves for issuance 40,000 shares of the Company's Common Stock (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the Common Stock) pursuant to non-qualified stock options to be granted to non-employee Directors of the Company. As of October 25, 1998, options to purchase 38,000 shares of Common Stock were outstanding under the Outside Directors Plan. See "--Compensation of Directors."

     No option granted under the Outside Directors Plan may be exercised less than six months or more than 10 years from the date it is granted. In addition, no option may be exercised unless the grantee has served continuously on the Board of Directors at all times beginning on the date of grant and ending on the date of exercise of the option. Nevertheless, all options held by a grantee who ceases to be a non-employee Director due to death, permanent disability or retirement with the consent of the Board may be exercised, to the extent they were exercisable at the date of cessation, at any time within one year after the date of cessation. Options held by a deceased grantee may be exercised by the grantee's estate or heirs. If a grantee ceases to be a non-employee Director for any other reason, such grantee's options will expire three months after cessation.

     The following table sets forth information with respect to options granted by the Company under the 1997 Stock Option Plan to the Named Executive Officers during fiscal 1998.

                                                OPTION GRANTS IN LAST FISCAL YEAR

                                                     Individual Grants
                          -----------------------------------------------------------------------
                                                     % of Total                                      Potential Realizable Value at
                                                      Options                                        Assumed Annual Rates of Stock
                          Number of Securities       Granted to       Exercise or                         Price Appreciation
                           Underlying Options       Employees in         Base         Expiration            for Option (1)
Name                            Granted             Fiscal Year          Price           Date              5%            10%
----------------------------------------------------------------------------------------------------------------------------------
Daniel B. Fitzpatrick                0                    0%               -              -                -              -
James K. Fitzpatrick            20,000 (2)              3.8%            $3.4375        12/14/07         $43,237       $109,570
William R. Schonsheck           20,000 (2)              3.8%            $3.4375        12/14/07         $43,237       $109,570
John C. Firth                   20,000 (3)              3.8%            $3.4375        12/14/07         $43,237       $109,570
Gerald O. Fitzpatrick           20,000 (2)              3.8%            $3.4375        12/14/07         $43,237       $109,570

_______________


(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) Consists of incentive stock options and non-qualified stock options, all of which were granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable 25% on December 15, 1998, 25% on December 15, 1999 and 50% on December 15, 2000.

(3) Consists of non-qualified stock options, all of which were granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable 25% on December 15, 1998, 25% on December 15, 1999 and 50% on December 15, 2000.

     The following table sets forth information with respect to the exercise of options by the Named Executive Officers during fiscal 1998.

                                        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                               AND FISCAL YEAR-END OPTION VALUES


                                                              Number of Securities
                                                                   Underlying              Value of Unexercised In-the-
                                                          Unexercised Options at Fiscal          Money Options at
                                                                    Year-End                   Fiscal Year-End (1)
                                                          ----------------------------- ---------------------------------
          Name              Shares Acquired      Value
                              on Exercise      Realized     Exercisable   Unexercisable   Exercisable     Unexercisable
-------------------------- ----------------- ------------ --------------- ------------- --------------- -----------------
Daniel B. Fitzpatrick              0              0           123,248         57,942           -                -
John C. Firth                      0              0            12,500         42,500           -                -
James K. Fitzpatrick               0              0            32,476         27,294           -                -
William R. Schonsheck              0              0            51,766         39,434           -                -
Gerald O. Fitzpatrick              0              0            29,776         25,944           -                -

_______________

(1) The closing price for the Company's Common Stock as reported by the Nasdaq National Market System on October 23, 1998 was $2.875. The exercise prices of the options in the table exceeded $2.875 and therefore were not "In the Money."

401(k) and Deferred Compensation Savings Plan

     On October 27, 1986, the Company implemented the Quality Dining, Inc. Retirement Plan and Trust ("Plan I"). Plan I is designed to provide all of the Company's employees with a tax-deferred long-term savings vehicle. The Company provides a matching cash contribution equal to 50% of a participant's contribution, up to a maximum of 5% of such participant's compensation. Plan I is a qualified 401(k) plan. Participants in Plan I elect the percentage of pay they wish to contribute as well as the investment alternatives in which their contributions are to be invested. Participant's contributions vest immediately while Company contributions vest 25% annually beginning in the participant's second year of eligibility since Plan I inception.

     On May 18, 1998, the Company implemented the Quality Dining, Inc. Supplemental Deferred Compensation Plan ("Plan II"). Plan II is a non-qualified deferred compensation plan. Plan II participants are considered a select group of management and highly compensated employees according to Department of Labor guidelines. Since the implementation of Plan II, Plan II participants are no longer eligible to contribute to Plan I. Plan II participants elect the percentage of their pay they wish to defer into their Plan II account. They also elect the percentage of their account to be allocated among various investment options. The Company makes matching allocations to the Plan II participants' deferral accounts equal to 50% of a participant's contribution, up to a maximum of 5% of such participant's compensation. Company allocations vest 25% annually, beginning in the participant's second year of eligibility since Plan I inception.


Compensation Committee Report On Executive Compensation

     The Compensation Committee determines executive compensation and administers the Company's 1993 Stock Option Plan and the 1997 Stock Option Plan.

     The Company's compensation programs are designed to attract, retain and motivate the finest talent possible for all levels of the organization. In addition, the programs are designed to treat all employees fairly and to be cost-effective. To that end, all compensation programs for management, including those for executive officers, have the following characteristics.

     Compensation is based on the individual's level of job responsibility and level of performance, the performance of the restaurant, division or concept supervised by such individual and/or the performance of the Company. Executive officers have a greater portion of their pay based on Company performance than do other management employees.

     Compensation also takes into consideration the value assigned to the job by the marketplace. To retain a highly skilled management team, the Company strives to remain competitive with the pay of employers of a similar stature who compete with the Company for talent.

     Through the grant of stock options, the Company offers the opportunity for equity ownership to executive officers and other key employees.

     Consistent with these programs, the compensation of executive officers has been and will be related in substantial part to Company performance. Compensation for executive officers consists of salary, bonus and stock option grants. Both bonuses and stock option grants are based in part on Company performance.

Stock Options

     Stock options and equity ownership in the Company provide a direct link between executive compensation and shareholder value. Stock options also create an incentive to remain with the Company for the long term since the options are not immediately exercisable. In addition, pursuant to the 1993 Stock Option Plan, unexercised options are forfeited immediately if the employee leaves voluntarily (for any reason other than death, disability or retirement) or is terminated for cause, and are forfeited within three months if employment is terminated before retirement for any reason other than death or disability; pursuant to the 1997 Stock Option Plan, unexercised options terminate immediately if employment is terminated for cause or voluntarily by the employee for any reason other than death, disability or retirement.

     Stock options are granted pursuant to the Company's 1997 Stock Option Plan at the discretion of the Company's Compensation Committee. It has been the Compensation Committee's practice to grant options on an annual basis at the conclusion of the Company's fiscal year. In determining the number of options to be granted to the Company's employees, the Compensation Committee relies in large part on the recommendation of the Company's Chairman and Chief Executive Officer, which recommendation is made in the context of guidelines established by the Compensation Committee. Following the conclusion of fiscal 1997, the Compensation Committee suspended its past practice of relying on a formulaic approach of granting options in order to give greater emphasis on the individual's potential for future responsibility and promotion over the option term. The Compensation Committee has established guidelines that provide for various levels of option grants to classes of employees based upon the level of responsibility within the Company. However, the Compensation Committee does not adhere strictly to the guidelines and may occasionally vary the size of the option grant made to particular individuals. The Compensation Committee did not grant any options at the conclusion of fiscal 1998.

Cash Bonuses

     In December 1994, the Compensation Committee adopted guidelines for annual cash bonus awards, which guidelines are used by the Company's Chairman and Chief Executive Officer in his recommendations to the Compensation Committee regarding the annual bonus awards. Under the bonus program adopted by the Compensation Committee, executive officers are eligible for an annual bonus in an amount up to a specified percentage of the executive officer's salary. These percentages currently range from 25% to 50%. Within these parameters, the bonuses are at the discretion of the Compensation Committee.

     In making bonus recommendations to the Compensation Committee for the 1998 fiscal year, the Chief Executive Officer evaluated each bonus-eligible employee's performance against targets established for the areas of the Company's operations under their supervision, the Company's performance against its financial targets and the executive officer's impact on the Company's performance over a number of years. In setting bonuses for fiscal 1998, the Compensation Committee considered the recommendations of the Chief Executive Officer.

CEO Compensation

     Daniel B. Fitzpatrick's salary and cash bonus for fiscal 1998 were generally determined in accordance with the same procedures and standards as for the other executive officers of the Company. Mr. Fitzpatrick did not receive any cash bonus or stock options for fiscal 1998.


                    Compensation and Stock Option Committee
                    ---------------------------------------

                           Steven M. Lewis, Chairman
                           Arthur J. Decio
                           Christopher J. Murphy III

Performance Graph

  The performance graph set forth below compares the cumulative total shareholder return on the Company's Common Stock with the Nasdaq Market Index and an Index of Nasdaq Companies in SIC Major Group 58 for the period from March 2, 1994 through October 25, 1998. The Company's Common Stock commenced trading on the Nasdaq National Market System on March 2, 1994.


            Comparison of Cumulative Total Return Among The Company,
    Nasdaq Market Index and Index of Nasdaq Companies in SIC Major Group 58


                       [Performance Graph Appears Here]


                Label            A                     B                         C
   Label                  Quality Dining    Eating & Drinking Places    NASDAQ Market Index
-------------------------------------------------------------------------------------------
     1          3/2/94            100                 100                        100
-------------------------------------------------------------------------------------------
     2        10/28/94         108.25               89.38                     101.09
-------------------------------------------------------------------------------------------
     3        10/27/95         159.79              108.16                     119.91
-------------------------------------------------------------------------------------------
     4        10/25/96         181.44              118.92                     140.82
-------------------------------------------------------------------------------------------
     5        10/24/97          39.69              125.05                     184.55
-------------------------------------------------------------------------------------------
     6        10/23/98          20.88              152.59                     208.68
-------------------------------------------------------------------------------------------

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Compensation Committee Report on Executive Compensation and the stock price Performance Graph shall not be incorporated by reference in any such filings.

Compensation Committee Interlocks and Insider Participation

  On March 8, 1994, the Board of Directors established the Compensation Committee to approve compensation and stock option grants for the Company's executive officers. The Compensation Committee members are Messrs. Decio, Lewis and Murphy. Except for Mr. Murphy, none of the Compensation Committee members are involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as a former officer or employee of the Company. Mr. Murphy is the President of 1st Source Corporation, a multi-bank diversified financial services corporation. Daniel B. Fitzpatrick is a director of 1st Source Corporation. Mr. Murphy is not involved in any relationships requiring disclosure under Item 404 of Regulation S-K. See "Certain Transactions."


                             CERTAIN  TRANSACTIONS

  Related party transactions are subject to the review and approval of the Company's Audit Committee, which is composed exclusively of the Company's disinterested Directors.


Leases of Headquarters Building and Restaurant Facilities

  In February 1997, the Company moved into a new headquarters facility, which is leased from a limited liability company in which the Company has a 50% interest. The Company leases its former headquarters facility from B.K. Main Street Properties, a partnership owned by Messrs. Daniel B. Fitzpatrick, Ezra H. Friedlander and James K. Fitzpatrick. The lease is a six-year triple net lease with monthly rental payments calculated on the basis of $12.00 per square foot annually. The lease provides for renewals of up to five years at then prevailing market rates. The Company believes that this lease is on terms at least as favorable as could be obtained from an unrelated third party. The Company's former headquarters facility has been subleased to a local financial institution for a term extending through the expiration of the Company's lease. During fiscal 1998, the Company paid $116,268 under this lease and received $78,833 from the sublessee.

  Of the Burger King restaurants operated by the Company as of October 25, 1998, 41 were leased from a series of entities owned, in various percentages, by Messrs. Daniel B. Fitzpatrick, Ezra H. Friedlander and James K. Fitzpatrick (the "Real Estate Partnerships"). The Company believes that these leases are on terms at least as favorable as leases that could be obtained from unrelated third parties. Each of the leases between the Company and a Real Estate Partnership are triple net leases which provide for an annual base rent equal to 13 1/2% of the total cost (land and building) of the leased restaurant, together with additional rent of 7% of restaurant sales, to the extent that amount exceeds the base rental. These terms are substantially identical to those which were offered by Burger King Corporation to its franchisees at the time the leases were entered into except that Burger King Corporation was generally charging additional rent of 8 1/2% of restaurant sales. During fiscal 1998, the Company paid $4,021,851 under these leases.

  In connection with the acquisition of the SHONCO Companies, the Company acquired two Burger King restaurants which it leases from Mr. Schonsheck or entities controlled by him. Each of the leases is a triple net lease which provides for an annual base rent, together with additional rent of 8 1/2% of restaurant sales, to the extent that amount exceeds the base rental. The Company believes that these leases are on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties. During fiscal 1998, the Company paid $227,147 under these leases.

     During fiscal 1998, the Company paid an aggregate of $4,365,266 under these related party leases. The Company does not presently intend to enter into additional leases with related parties.

Transportation Services

     Burger Management South Bend No. 3, Inc., an Indiana corporation ("SB No. 3"), owned by Messrs. Daniel B. Fitzpatrick, Ezra H. Friedlander and James K. Fitzpatrick, has provided the service of its King Air turbo-prop aircraft to the Company. In fiscal 1998, SB No. 3 billed the Company $185,000. The Company believes that the amounts paid for air services were no greater than amounts which would have been paid to unrelated third parties for similar services. Consequently, the Company intends to continue to utilize SB No. 3 to provide air transportation services. Since January 1, 1996, SB No. 3 has leased two or three employees from the Company to act as a pilot and co-pilot of the aircraft. SB No. 3 reimburses the Company for the Company's full cost of such employees.

Administrative Services

     The Company provides certain accounting, tax and other administrative services to the Real Estate Partnerships and SB No. 3 on a fee for services basis. The aggregate amount of fees paid to the Company for administrative services by these entities during fiscal 1998 was $14,000. The Company believes that these fees are no lesser than amounts which would have been charged to unaffiliated third parties for comparable services.

Other Obligations to the Company

     During fiscal 1998, Mr. John Fitzpatrick, the brother of Daniel B. Fitzpatrick, James K. Fitzpatrick and Gerald O. Fitzpatrick, purchased items for Burger King restaurants that he operates through the Company's discount arrangements with suppliers to the Burger King system. The largest aggregate amount due from Mr. John Fitzpatrick to the Company during the 1998 fiscal year was $255,919. As of May 10, 1998, the Company no longer makes its discount arrangements available to Mr. John Fitzpatrick and he has not since been indebted to the Company for any amounts.


                            APPOINTMENT OF AUDITORS

     The appointment of PricewaterhouseCoopers LLP as auditors for the Company during 1999 will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. In the event of a negative vote, a selection of other auditors will be made by the Board. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will be given an opportunity to make a statement if he desires and will respond to appropriate questions. Notwithstanding approval by the shareholders, the Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the Audit Committee of the Board of Directors.

     The Board of Directors recommends a vote FOR the appointment of PricewaterhouseCoopers LLP.

                       PRINCIPAL OWNERS OF COMMON STOCK

     The following table sets forth, as of November 25, 1998, the number of shares of Common Stock of the Company owned by any person (including any group) known by management to beneficially own more than 5% of the Common Stock of the Company, by each of the Named Executive Officers, and by all Directors and executive officers of the Company as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.


Name and Address of                       Number of Shares       Percent
   Individual or                            Beneficially            of
 Identity of Group                             Owned              Class
-------------------                     --------------------     --------
Daniel B. Fitzpatrick (1)               2,391,755   (2)(3)       18.8%

John C. Firth                              27,202   (2)(4)          *

Gerald O. Fitzpatrick                     234,872   (2)(5)        1.9%

James K. Fitzpatrick                      350,756   (2)(6)        2.8%

William R. Schonsheck                     432,050   (2)(7)        3.4%

Jerome L. Schostak
Robert I. Schostak
David W. Schostak
Mark S. Schostak
NBO, LLC
25800 Northwestern Highway
Southfield, MI  48075 **                1,132,000   (8)           9.0%

All current Directors and executive
 officers as a group (15 persons)       4,100,184  (2)(9)        31.5%

_______________
*   Less than 1%.

**  Information is based solely on reports filed by such shareholders under
    Section 13(d) of the Securities Exchange Act of 1934.

(1) The address of this shareholder is 4220 Edison Lakes Parkway, Mishawaka, Indiana 46545.

(2) Does not include shares subject to stock options which are not exercisable within 60 days.

(3) Includes presently exercisable stock options to purchase 137,746 shares, granted by the Company.

(4) Includes presently exercisable stock options to purchase 21,250 shares, granted by the Company.

(5) Includes presently exercisable stock options to purchase 37,225 shares, granted by the Company.

(6) Includes presently exercisable stock options to purchase 40,268 shares, granted by the Company.

(7) Includes presently exercisable stock options to purchase 57,816 shares, granted by the Company. Also includes 25,000 shares owned by Mr. Schonsheck's spouse.

(8) The individuals listed are members of NBO, LLC, a Michigan limited liability company. The reporting persons share voting and dispositive power with respect to all 1,132,000 shares reported.

(9) Includes presently exercisable stock options to purchase 434,556 shares granted by the Company.


                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     The date by which shareholder proposals must be received by the Company for inclusion in proxy materials relating to the 2000 Annual Meeting of Shareholders is October 8, 1999. If a shareholder intends to submit a proposal at the 2000 Annual Meeting of Shareholders which is not eligible for inclusion in the proxy materials relating to that meeting, the shareholder must do so no later than December 22, 1999. If such shareholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the 2000 Annual Meeting of Shareholders.

                             QUALITY DINING, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I hereby appoint Daniel B. Fitzpatrick and John C. Firth, or either of them, my proxies, with power of substitution, to vote all shares of common stock of the Company which I am entitled to vote at the Annual Meeting of shareholders of the Company, to be held at the Company's headquarters, 4220 Edison Lakes Parkway, Mishawaka, Indiana, on Tuesday, March 9, 1999 at 10:00 a.m., Mishawaka time, and at any adjournment, as follows:

                                       (change of address)


                                       -----------------------------------------

                                       -----------------------------------------

                                       -----------------------------------------

                                       (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTOR OF THE NOMINEE LISTED UNDER PROPOSAL 1 AND FOR PROPOSAL 2.

                                                               SEE REVERSE SIDE.

[X] Please mark your
    votes as in this
    example.

1.  Election of Directors                 Nominee: Christopher J. Murphy III

      FOR the nominee                WITHHOLD                           Change
      listed to the right            AUTHORITY                            of
                             to vote for the nominee                   Address
                               listed to the right
           [_]                        [_]

2.  Approve Appointment of PricewaterhouseCoopers
    LLP as Auditors for fiscal 1999

       FOR      AGAINST      ABSTAIN
       [_]        [_]          [_]

3.  In their discretion, on any other
    matters that may properly come
    before the meeting.


                                       Please sign exactly as your name appears hereon. When shares are held by two or more persons, all of them should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                       Date
                                           ------------------------------------


                                       ----------------------------------------
                                                     (SIGNATURE)



                                       ---------------------------------------
                                              (SIGNATURE IF HELD JOINTLY)


                                       Please mark, sign, date and return the
                                       proxy card using the enclosed envelope.